Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-102593, 333-104958, 333-107756 and 333-108889 on Form S-3 and Registration Statement Nos. 333-160116 on Form S-8 of our reports dated March 16, 2010, relating to the financial statements of Dot Hill Systems Corp. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 740, Income Taxes, effective January 1, 2007), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Dot Hill Systems Corp. and subsidiaries for the year ended December 31, 2009.

/s/    DELOITTE & TOUCHE LLP

San Diego, CA

March 16, 2010